Exhibit 99.1

Noranda Announces Filing with Missouri Public Service Commission to Lock in Lower Electricity Rate for New Madrid Smelter

Franklin, Tennessee - February 13, 2014 - Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its wholly owned subsidiary Noranda Aluminum, Inc. (together referred to as “Noranda” or “the Company”) has filed with the Missouri Public Service Commission (“the Commission”) a request to change the rate design for Ameren Missouri customers. The filing is supported by testimony of the United Steelworkers Union, community organizations and legislators. The filing is also supported by the Missouri Retailers Association, which includes large commercial consumers, and the Missouri Industrial Energy Consumers, representing large industrial consumers. The filing requests a rate design change that would reduce electricity costs at the Company’s aluminum smelter in New Madrid, Missouri (“New Madrid”).
“In order to be sustainable in today’s aluminum price environment, it is essential for New Madrid to have competitive power rates,” said Layle K. “Kip” Smith, Chief Executive Officer and President. “We are grateful for the support of a broad-based coalition seeking to ensure New Madrid’s long-term sustainability. Noranda respects the Commission’s process and seeks to actively participate in this process and to engage in a constructive dialogue with all stakeholders.”
The Company’s filing requests an initial rate of $30 per megawatt hour (“Mwh”) for New Madrid. Under the proposed ten-year rate structure, New Madrid’s power rate would not be subject to fuel adjustment charges, but would share in future rate increases granted to Ameren Missouri by the Commission, subject to a two percent cap for each general rate case. The rate design requested by the Company is revenue-neutral to Ameren Missouri, and is expected to increase other consumers’ rates by 1.8% or less.
The proposed rate reduction is a key component of the Company’s ongoing comprehensive sustainability efforts. Compared to New Madrid’s 2013 electricity rates, the rate change would have reduced the Company’s integrated net primary aluminum cash cost by over 8 cents per pound.

The Commission will in its discretion decide the schedule for consideration of the filing. With the support of various consumer groups, the Company has requested that the Commission approve the reduced rate on an expedited basis with an effective date of August 1, 2014.

As of December 31, 2013 Noranda employed approximately 2,300 people, including approximately 900 people at New Madrid. New Madrid is the largest direct and indirect manufacturing employer in southeast Missouri.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel;

Exhibit 99.1

and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.
Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.

Contact Information
John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com

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